THE WARRANT REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER AND OTHER TERMS OF THIS WARRANT.  ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERS AND OTHER TERMS OF THIS WARRANT SHALL BE VOID.

WARRANT

to purchase

_______________________

Ordinary Shares

of

KONGZHONG CORPORATION

an exempted limited liability company incorporated under the laws of the Cayman Islands

Issue Date:  August 2, 2012

1. Definitions. Unless the context otherwise requires, when used herein, the following terms shall have the respective meanings indicated, and capitalized terms not otherwise defined herein shall have the respective meanings indicated in the License Agreement (as defined below).

“ADSs” means the American Depositary Shares of the Company, each representing forty (40) Ordinary Shares.

“Business Combination” means a merger, consolidation, statutory share exchange, sale, transfer or exclusive license of all or substantially all of assets or shares or any similar transaction that requires the approval of the Company’s shareholders or other transactions or series of transactions that otherwise result in a change in control of the Company.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in Seattle, Washington or the City of New York, New York, United States of America, or Beijing, People’s Republic of China generally are authorized or required by law or other governmental actions to close.

“CFC” means a “Controlled Foreign Corporation” as defined in the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means KongZhong Corporation, an exempted limited liability company incorporated under the laws of the Cayman Islands.

“Dispute” has the meaning set forth in Section 15(C).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means US$0.1985, being one-fortieth (1/40) of the arithmetic average of the closing sale prices of the ADSs as reported on the Nasdaq Global Select Market for the thirty (30) consecutive Trading Days immediately preceding the date hereof.

“Expiration Time” has the meaning set forth in Section 3.

“Hedging Transaction” has the meaning set forth in Section 8(B).

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.0000005 per share.

“Party” has the meaning set forth in Section 15(C).

“Permitted Transferee” means an affiliate of Meteor Entertainment, Inc., or any third party that purchases all or substantially all of the assets of Meteor Entertainment, Inc.

“License Agreement” means the Exclusive Publishing and Distribution Agreement dated August 2, 2012, between Meteor Entertainment, Inc. and Shanghai Dacheng Network Technology Co., Ltd.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Trading Day” means a day when the Nasdaq Global Select Market is open for business; provided, however, if no transaction price or closing sale price is reported by the Nasdaq Global Select Market in respect of the ADSs for one or more Trading Days, such day or days will be disregarded in any relevant calculation and will be deemed not to have existed when ascertaining any period of consecutive Trading Days.

“Transfer” has the meaning set forth in Section 8(A).

“Warrantholder” has the meaning set forth in Section 2.

“Warrant” means this Warrant, issued pursuant to the License Agreement.

“Warrant Shares” means the Ordinary Shares issuable upon exercise of this Warrant.

2. Number of Shares; Exercise Price. This certifies that, for value received, Meteor Entertainment, Inc. or its Permitted Transferee, as the case may be, as the holder of this Warrant (the “Warrantholder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company up to an aggregate of 40,000,000 Ordinary Shares, at a purchase price per Ordinary Share equal to the Exercise Price. The number of Ordinary Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Ordinary Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

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3.       Exercise of Warrant; Term. To the extent permitted by applicable laws and regulations, the right to purchase the Ordinary Shares represented by this Warrant is exercisable by the Warrantholder, in whole or in part, provided that each exercise shall be for no less than 10,000,000 Ordinary Shares, at any time on or after the Commercial Release, but in no event later than 5:00 p.m., New York City time, on the date that is the first (1st) anniversary of the Commercial Release (the “Expiration Time”), by (A) the surrender of this Warrant and the delivery of the Notice of Exercise in substantially the form attached hereto as Annex I, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Company located at 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing 100044, People’s Republic of China (or such other office or agency of the Company as it may designate by notice in writing to the Warrantholder) and (B) payment of the Exercise Price for the Ordinary Shares thereby purchased at the election of the Warrantholder by wire transfer of immediately available funds to an account designated by the Company.

4.       Issuance of Shares; Authorization. The Company shall enter the Warrantholder in the Company’s Register of Members as the holder of the Ordinary Shares issued upon the exercise of this Warrant, and certificates for Ordinary Shares issued upon exercise of this Warrant will be issued in the name of the Warrantholder and delivered to the Warrantholder, in each case, as promptly as is reasonably practicable, not to exceed five (5) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant.

5.	Representations, Warranties and Covenants of the Company.

(A)   The Company hereby covenants that any Ordinary Shares issuable upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly authorized and when issued upon exercise of this Warrant against payment therefor in accordance with the terms of this Warrant, will be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issuance thereof, and, based in part upon the representations and warranties of the Warrantholder in this Warrant, will be issued in compliance with all applicable U.S. federal and state securities laws.

(B)    The Company hereby represents and warrants that it is a company duly organized, validly existing, and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business in all material respects as currently conducted. The Company represents and warrants that it is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not result in a material adverse effect on its business or properties.

(C)    The Company represents and warrants that all corporate actions necessary for the authorization, execution and delivery of this Warrant have been taken on the part of the Company and its officers and directors. The Company represents and warrants that it has taken all corporate actions required to make all the obligations of the Company reflected in this Warrant to be valid and enforceable obligations, subject to enforceability, bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Company represents and warrants that the issuance of this Warrant will not be subject to preemptive rights of any shareholders of the Company.

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(D)    The Company represents and warrants that the authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current memorandum and articles of association, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

(E)    The Company covenants and agrees that the Company will at all times during the term of the Warrant, have authorized and reserved, free from preemptive rights, a sufficient number of Ordinary Shares to provide for the exercise of the rights represented by this Warrant. If at any time during the term of the Warrant the number of authorized but unissued Ordinary Shares shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(F)     Except and to the extent waived or consented to by the Warrantholder, as otherwise permitted under the terms hereof or as otherwise required by any law, regulation, rule or legal process, the Company will not, by amendment of its memorandum and articles of association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Warrantholder against impairment, using its commercially reasonable efforts.

6.       No Fractional Shares or Scrip. No fractional Ordinary Shares or scrip representing fractional Ordinary Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Ordinary Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment therefore on the basis of the Exercise Price.

7.       No Rights as Shareholders. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof.

8.       Transfer/Assignment.

(A)    The Warrantholder shall not, without the prior written consent of the Company, directly or indirectly transfer, sell, contract to sell, assign, pledge, convey, lend, hypothecate, grant any option to purchase, purchase any option to sell, make any short sale or otherwise encumber or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) this Warrant. Each transaction referenced in this clause is herein called a “Transfer”. Notwithstanding the foregoing, this Warrant may be transferred to a Permitted Transferee without the prior written consent of the Company, but only if such Permitted Transferee agrees in writing for the benefit of the Company to be bound by the terms of this Warrant as applicable to the transferor (including these transfer restrictions); provided that no such Transfer shall relieve Meteor Entertainment, Inc. of its obligations under (i) the License Agreement and (ii) this Warrant (with respect to (ii), only for so long as Meteor Entertainment, Inc. holds any part of this Warrant); provided further, however, that this provision does not restrict the ability of Meteor Entertainment, Inc. to assign its rights and obligations under the License Agreement pursuant to the terms thereunder. The Warrantholder shall provide written notice to the Company of any Transfer of this Warrant to a Permitted Transferee prior to such Transfer.  In the event that this Warrant is transferred to a Permitted Transferee or to another transferee with the consent of the Company, a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the such transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3.

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(B)    Without the prior written consent of the Company, the Warrantholder may not at any time engage in any Hedging Transaction with respect to this Warrant or any Warrant Shares. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including any put or call option, swap or other derivative transaction whether settled in cash or securities) to obtain a “short” or “put equivalent position” with respect to the Ordinary Shares.

(C)     This Warrant is, and the Warrant Shares will be when issued, restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration under the Securities Act. Accordingly, the Warrantholder shall not, directly or through others, offer or sell this Warrant or any Warrant Shares except pursuant to a registration statement or an exemption from registration under the Securities Act, if available. Prior to any Transfer of this Warrant or any Warrant Shares, the Warrantholder shall notify the Company of such Transfer in accordance with the following requirements:

i.	With respect to any sale of Warrant Shares pursuant to an effective registration statement, the Warrantholder shall provide written notice to the Company of any plan of such sale not less than ten (10) Business Days prior to the intended date of the first sale under such plan. As applicable, such notice shall set forth the plan of sale for a period of sixty (60) calendar days (or such other period upon which the Warrantholder and the Company may mutually agree). The Warrantholder shall provide the Company with a new notice in accordance with the preceding two sentences prior to any such sale after the expiration of the initial 60-day period (or such period upon which the Warrantholder and the Company may mutually agree).

ii.	With respect to any such Transfer (other than pursuant to an effective registration statement), the Company may require the Warrantholder to provide, prior to such Transfer, such evidence that the Transfer will comply with the Securities Act (including written representations and an opinion of counsel) as the Company may reasonably request. The Company may impose stop-transfer instructions with respect to any securities that are to be transferred in contravention of this Warrant.

(D)   The Warrantholder agrees that all certificates or other instruments representing the Warrant Shares shall bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

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THESE ORDINARY SHARES WERE ISSUED UPON THE EXERCISE OF A WARRANT DATED AUGUST 2, 2012, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THESE ORDINARY SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN SUCH WARRANT, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH WARRANT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SUCH WARRANT WILL BE VOID.”

In the event that (i) Warrant Shares become registered under the Securities Act or (ii) the Warrant Shares are eligible to be transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall issue new certificates or other instruments representing such Warrant Shares, which shall not contain such portion of the above legend that is no longer applicable; provided that the Warrantholder surrenders to the Company the previously issued certificates or other instruments.

9.       SEC Reports; NASDAQ Listing.  For so long as the Warrantholder continues to hold this Warrant or any Warrant Shares, the Company shall file with the United States Securities and Exchange Commission in a timely manner all reports and other documents required to be filed by the Company pursuant to the Exchange Act.  For so long as the Warrantholder continues to hold this Warrant or any Warrant Shares, the Company shall use its reasonable best efforts to maintain the listing of its ADSs on the NASDAQ Global Select Market.

10.     Regulation D Compliance.

(A)    Form D and Blue Sky. The Company shall file a report on Form D with respect to this Warrant if required to do so pursuant to Regulation D under the Securities Act and shall notify the Warrantholder promptly after such filing. The Company shall take such action as the Company shall reasonably determine to be necessary in order to obtain an exemption for or to qualify this Warrant for sale to the Warrantholder pursuant to this Warrant under applicable securities or “Blue Sky” laws of the states of the United States.

(B)     Purchase for Investment. The Warrantholder acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act or under any state securities laws.  The Warrantholder (i) is acquiring this Warrant pursuant to an exemption from registration under the Securities Act solely for investment purposes for its own account with no present intention to distribute it to any person in violation of the Securities Act or any applicable state securities laws, (ii) will not sell or otherwise dispose of any of the Warrant or the Warrant Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable state securities law, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the purchase of this Warrant and of making an informed investment decision, and has conducted a review of the business and affairs of the Company that it considers sufficient and reasonable for purposes of making the purchase of this Warrant, (iv) is able to bear the economic risk of the purchase of this Warrant and at the present time is able to afford a complete loss of such investment and (v) is an “accredited investor” (as that term is defined by Rule 501 of Regulation D under the Securities Act).

11.     Controlled Foreign Corporation.  The Company shall make due inquiry with its tax advisors on an annual basis regarding the Company’s status as a CFC and regarding whether any portion of the Company’s income is “subpart F income” (as defined in Section 952 of the Code).  No later than sixty (60) calendar days following the end of a taxable year in which the Company becomes a CFC, the Company shall inform the Warrantholder of its status as a CFC.

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12.     Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new warrant of like tenor and representing the right to purchase the same aggregate number of Ordinary Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

13.     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

14.     Adjustments and Other Rights. The Exercise Price and the number of Ordinary Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 14 is applicable to a single event, no single event shall cause an adjustment under more than one subsection of this Section 14 so as to result in duplication:

(A)    Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Company shall (i) declare and pay a dividend or make a distribution in Ordinary Shares to all holders of its outstanding Ordinary Shares, (ii) subdivide or reclassify the outstanding Ordinary Shares into a greater number of shares or (iii) combine or reclassify the outstanding Ordinary Shares into a smaller number of shares, the number of Ordinary Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of Ordinary Shares which such holder would have owned or been entitled to receive in respect of the Ordinary Shares subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Ordinary Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Ordinary Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence.

(B)     Business Combinations.  In case of any Business Combination or reclassification of the Ordinary Shares (other than a reclassification of Ordinary Shares referred to in Section 14(A)), the Warrantholder’s right to receive Ordinary Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares or other securities or property which the Ordinary Shares issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Warrantholder’s right to exercise this Warrant in exchange for any shares or other securities or property pursuant to this paragraph.  In determining the kind and amount of shares, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Ordinary Shares have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election (including, without limitation, being subject to similar proration constraints) upon exercise of this Warrant with respect to the number of shares or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

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(C)     Rounding of Calculations; Minimum Adjustments.  All calculations under this Section 14 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 14 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Ordinary Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than US$0.01 or one-tenth (1/10th) of an Ordinary Share, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall in the aggregate be US$0.01 or one-tenth (1/10th) of an Ordinary Share, or more.

(D)     Timing of Issuance of Additional Ordinary Shares Upon Certain Adjustments.  In any case in which the provisions of this Section 14 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event, the additional Ordinary Shares issuable upon such exercise by reason of the adjustment required by such event, over and above the Ordinary Shares issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional Ordinary Share; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(E)     Notice of Adjustment Event.  In the event that the Company shall propose to take any action of the type described in this Section 14 (but only if the action of the type described in this Section 14 would result in an adjustment in the Exercise Price or the number of Ordinary Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give prompt notice to the Warrantholder, in the manner set forth in Section 15(D), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least five (5) Business Days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) Business Days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(F)     Adjustment Rules.  Any adjustments pursuant to this Section 14 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below the par value of the Ordinary Shares, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Ordinary Shares.

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15.     Miscellaneous.

(A)    Amendment.  No amendment of any provision of this Warrant will be effective unless made in writing and signed by a duly authorized officer or representative of each Party.

(B)     Governing Law. The validity, construction and enforceability of this Warrant shall be governed by and construed in accordance with the laws of the State of New York of the United States without regard to the choice of law principles or conflict of laws principles thereof.

(C)     Dispute Resolution and Arbitration.

i.	In the event that any controversy, claim or dispute arises between the Warrantholder and the Company (each, a “Party” and collectively, the “Parties”) concerning the interpretation, performance, breach, termination or validity of this Warrant or any of the terms hereof (a “Dispute”), the Parties shall promptly engage in discussions in good faith to resolve such Dispute. Any resolution of such Dispute shall be set forth in a writing signed by the Parties.

ii.	If any Dispute cannot be resolved by the Parties pursuant to Section 15(C)(i) hereof or otherwise within thirty (30) calendar days, then either Party may submit such Dispute to an arbitration proceeding administered by Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), in accordance with the JAMS International Arbitration Rules then in effect, except as modified herein. The place of the arbitration shall be the City of New York, New York. An arbitration proceeding shall be commenced by the filing of a Demand for Arbitration with JAMS. Such arbitration shall be the sole and exclusive forum for resolution of such Dispute, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

iii.	The procedures for arbitration pursuant to Section 15(C)(ii) shall be as follows:

a)	The arbitral panel shall consist of three (3) arbitrators. Each Party shall be entitled to appoint one arbitrator. The two arbitrators thus appointed shall choose the third arbitrator; provided that in the event that the two arbitrators cannot reach an agreement with respect the third arbitrator with thirty (30) calendar day following the date of the appointment of the second arbitrator, JAMS shall be entitled to appoint the third arbitrator pursuant to its rules. If any Party fails to designate its arbitrator within twenty (20) calendar days after the designation of the first of the three arbitrators, JAMS shall have the authority to designate any person whose interests are neutral to the Parties as the second of the three arbitrators.

b)	The arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof.

c)	Any award of the arbitrator (A) shall be in writing, (B) shall state the reasons upon which such award is based and (C) may include an award of costs, including reasonable attorneys’ fees and disbursements.

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d)	The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual or consequential damages, and the arbitrators may not, in any event, make any ruling, finding or award that does not conform to the term and conditions of this Warrant.

e)	Either Party may make an application to the arbitrator seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved. Either Party may apply to any court having jurisdiction and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved.

f)	To the extent permitted by applicable laws, the Parties hereby unconditionally waive trial by jury in any legal action or proceeding relating to this Warrant or the transactions contemplated hereby.

g)	The Parties agree that notice may be served at the address and in the manner set forth in Section 15(D).

iv.	In the course of resolving disputes under this Warrant, to the extent practicable the Parties shall continue to perform the terms and conditions of this Warrant that are not in dispute.

(D)     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by email, upon confirmation of receipt, or (b) on the second (2nd) Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company,

KongZhong Corporation
35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing 100044
People’s Republic of China
Attention: Chief Financial Officer
E-mail: jaychang@kongzhong.com

with a copy to:

Sullivan & Cromwell
28th Floor Nine Queen’s Road Central
Hong Kong
Facsimile: (852) 2826-1773
Attention: William Y. Chua
E-mail: chuaw@sullcrom.com

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If to Meteor Entertainment, Inc.:

Meteor Entertainment, Inc.
114 Prefontaine Place South
Seattle, WA 98104
United States of America
Attention: General Counsel
Email: lloyd.bennack@meteor-ent.com

with a copy to:

Goodwin Procter LLP
Attention: Craig M. Schmitz
135 Commonwealth Drive
Menlo Park, California 94025 United States of America
Phone: (650) 752-3266
E-mail: CSchmitz@goodwinprocter.com

(E)  Entire Agreement. This Warrant and the License Agreement, including the schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(F) Severability.  If any provision of this Warrant, or the application hereof to any person or circumstance, is determined by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

(G) No Third-Party Beneficiaries. Nothing contained in this Warrant, expressed or implied, is intended to confer upon any person or entity other than the Company and Meteor Entertainment, Inc. (and the Permitted Transferee or other transferee to which a transfer is made in accordance with this Agreement), any benefits, rights, or remedies.

(H) Counterparts. This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Warrant may be executed and delivered by email and transmission by email shall be considered proper delivery for legal purposes.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated: August 2, 2012

KONGZHONG CORPORATION

By:
Name:
Title:

Acknowledged and accepted by:

Meteor Entertainment, Inc.

By:
Name: Mark Long
Title: Chief Executive Officer

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ANNEX I

FORM OF NOTICE OF EXERCISE

Date:  ___________

TO:  KongZhong Corporation

RE:  Election to Purchase Ordinary Shares

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of Ordinary Shares set forth below covered by such Warrant.  The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such Ordinary Shares.

Number of Ordinary Shares: _______________

Aggregate Exercise Price: _________________

METEOR ENTERTAINMENT, INC.

By:
Name:
Title:

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